EXHIBIT 99

SP Plus Corporation Announces Fourth Quarter and Full-Year 2014 Results

Strong Underlying Gross Profit Growth; Adjusted EPS and Free Cash Flow in Line With Guidance; Post-Merger Integration Completed

CHICAGO, March 4, 2015 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its results for the fourth quarter and full-year 2014.

Financial Summary

In millions except per share	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Reported	Adjusted (4)	Underlying (4)	Reported	Adjusted (4)	Underlying (4)
Gross profit (1)	$44.5	$45.0	$44.0	$45.7	$45.7	$42.6
General and administrative expenses (1)	$26.3	$22.6	$22.6	$23.6	$21.1	$21.1
EBITDA (1),(4)	$17.3	$21.6	$20.6	$21.4	$24.0	$21.0
Net income attributable to SP Plus (1),(2)	$9.2	$7.8		$5.2	$6.6
Earnings per share (EPS) (1),(2)	$0.41	$0.35		$0.23	$0.30
Free cash flow (3),(4)	$11.5	$13.1		$22.3	$22.3

In millions except per share	Twelve Months Ended December 31, 2014			Twelve Months Ended December 31, 2013
	Reported	Adjusted (4)	Underlying (4)	Reported	Adjusted (4)	Underlying (4)
Gross profit (1)	$171.3	$173.0	$170.7	$172.1	$172.1	$163.9
General and administrative expenses (1)	$101.5	$92.1	$92.1	$98.9	$87.2	$87.2
EBITDA (1),(4)	$66.8	$77.8	$75.5	$70.5	$82.3	$74.1
Net income attributable to SP Plus (1),(2)	$23.1	$19.3		$12.1	$18.9
Earnings per share (EPS) (1),(2)	$1.03	$0.86		$0.54	$0.85
Free cash flow (3),(4)	$33.6	$37.4		$18.2	$18.2

(1)Adjusted to eliminate merger and integration related costs, including severance related costs, professional fees, divestiture-related costs and amortization of restricted stock units granted in connection with the October 2012 merger, as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases that have been recognized as expenses in the Company's results of operations for the three- and twelve-month periods ended December 31, 2014 and 2013. Results have also been adjusted for the impact of the completed Parkmobile investment transaction and other costs related to potential ventures currently under consideration. Underlying results also eliminate certain year-over-year non-comparable items.

(2)Adjusted net income attributable to SP Plus and Adjusted EPS for the three months and twelve months ended December 31, 2014 adjusted to eliminate the income tax benefit from the reversal of valuation allowances for deferred tax assets.

(3)Adjusted free cash flow excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(4)Refer to accompanying financial tables for a reconciliation of these non-GAAP financial measures.

G Marc Baumann, President and Chief Executive Officer, stated, "We are pleased with our results for the year, which were in line with our adjusted EPS and adjusted free cash flow guidance. As you may recall, the first quarter of 2014 was challenging due to the weather, but the business recovered nicely in the subsequent months and overall underlying gross profit grew by 4% year-over-year. We are pleased that we made significant progress towards growing gross profit consistent with our long-term annual growth target of 5%-7%.

"Reflecting on 2014, we achieved an important milestone in our evolution with the timely completion of the Central Parking merger integration. Another important achievement during the year was the consummation of the Parkmobile investment, which is focused on becoming a leading provider of on-demand and prepaid transaction processing for on- and off-street parking and transportation services.  The formation of this joint venture represents a major milestone towards realizing our vision to provide pre-scheduled and on-demand parking reservation and payment processing services.

"Looking forward to 2015 and beyond, our focus will be on improving operating results by increasing gross profit at existing locations, adding new locations and further reducing costs, primarily through optimizing back-office processes and more disciplined cost controls."

Fourth Quarter Operating Results

Reported gross profit in the fourth quarter of 2014 was $44.5 million, compared to $45.7 million in the fourth quarter of 2013, a decrease of 2%. The year-over-year comparison is affected by the fact that fourth quarter 2013 reported gross profit benefited by $1.2 million from the sale of some joint venture assets. Also affecting the year-over-year comparison is the elimination in 2014 of $0.4 million gross profit from the Company's Click and Park transaction engine, which was contributed to the Parkmobile joint venture upon its formation on October 31, 2014. Additionally, the benefit from the net accretion on acquired lease contract rights was significantly lower in the fourth quarter of 2014 compared to the fourth quarter of 2013, a year-over-year decrease of $1.7 million. The year-over-year comparison benefited from the settlement of losses resulting from Hurricane Sandy of $0.8 million in the fourth quarter of 2014. On an underlying basis, gross profit increased $1.4 million, or 3%, in the fourth quarter of 2014 as compared to the 2013 fourth quarter.

Fourth quarter 2014 reported general and administrative (G&A) expenses were $26.3 million, including $3.5 million of merger and integration related costs and $0.2 million in net incremental costs related to the Parkmobile transaction and another potential venture currently under consideration. G&A expenses in the fourth quarter of 2013 were $23.6 million, which included $2.6 million of merger, integration and restatement related costs. On an adjusted basis, fourth quarter 2014 adjusted G&A expenses were $22.6 million, an increase of $1.5 million, or 7%, from the fourth quarter of 2013. An update to the mortality tables supporting certain deferred compensation arrangements increased G&A expenses by $0.6 million, or 3% of the year-over-year increase. The remaining increase was primarily due to expected compensation and benefit cost increases.

Resulting underlying EBITDA, which eliminates non-comparable year-over-year items, was $20.6 million for the fourth quarter of 2014, compared with $21.0 million on the same basis for the fourth quarter of 2013.

The Company generated free cash flow of $11.5 million during the fourth quarter of 2014, which included the use of $1.6 million of cash for non-routine structural and other repairs. The 2014 fourth quarter's free cash flow generation benefited primarily from the Company's underlying business performance as well as a reduction in accounts receivable and other working capital improvements.

Recent Developments

On February 20, 2015, the Company entered into an amended and restated five-year senior credit agreement. The Company was able to negotiate an agreement with improved pricing and other favorable terms in light of the completion of the integration, improved performance and current market conditions.

Noteworthy recent contract and new business activity included the following:

  SP+ Airport Services was awarded the parking management services contract at the Baltimore/Washington International Thurgood Marshall Airport (BWI). The operation encompasses seven parking facilities, including garages and surface lots containing more than 27,000 parking spaces. In addition to parking, the operating group will oversee maintenance and snow removal for the parking facilities. SP+ Airport Services and its subcontractors will employ over 100 people in connection with its BWI duties. The Company assumed operational responsibility on January 1, 2015.
  The City of Fresno, CA awarded SP+ Municipal Services a multi-year contract to manage the City's 14 off-street parking facilities. SP+ will leverage capabilities across its array of service lines, including facility maintenance, to significantly improve customer service, security and cleanliness of the City's parking facilities to enhance the overall parking experience. The Company began managing the City's 5,700 parking spaces in January 2015.
  Swire Properties Ltd, the developer of Brickell City Centre, the largest mixed-use urban development area in Miami, FL, awarded SP+ Parking a multi-year parking management and valet contract for the Centre. The entire project is comprised of approximately 500,000 square feet of retail space, a world-class luxury lifestyle hotel and serviced apartments, approximately 263,000 square feet of Class A offices, and 780 residential condominium units. The complex houses 2,590 off-street parking spaces and multiple valet parking service points. SP+ Parking will be providing management services for the parking facilities as well as valet services for the retail, office, residential and hotel components. SP+ will play a key role in the management, planning and equipment installation throughout the construction process and will assume day-to-day operating responsibility when the project opens later this year.
  USA Parking System was awarded a valet parking and bell services contract for the prestigious Hilton Charlotte Center City in Charlotte, NC. This 400-room hotel is located in the heart of downtown Charlotte, adjacent to the Charlotte Convention Center and within walking distance to restaurants, entertainment and museums.
  The City of Beaufort, SC, awarded SP+ Municipal Services a contract to provide turn-key parking management services for the City's on- and off-street parking assets. Under the contract, SP+ also will create an interactive website to keep the public informed regarding new payment options, special event parking, and parking-related news. SP+ also will implement the Click and Park online advance reservation and prepayment technology. The Company began performing its duties under this contract in February, 2015.

Full-Year Operating Results

Reported gross profit for the full-year 2014 was $171.3 million, compared to $172.1 million in 2013, a decrease of $0.8 million year over year. The year-over-year decrease in reported gross profit growth was adversely impacted by the 2013 sale of a long-term contract right and joint venture assets totaling $3.9 million as well as a $3.3 million decrease in the benefit from the net accretion on acquired contract rights and the elimination in 2014 of $0.4 million gross profit from the Company's Click and Park transaction engine, which was contributed to the Parkmobile joint venture.  While the Company did receive a $1.4 million payment in 2014 for settlement of losses resulting from Hurricane Sandy, the Company also incurred $1.3 million in 2014 related to the Company's portion of non-routine structural and other repair costs at legacy Central Parking leases. On an underlying basis in 2014, gross profit increased $6.7 million, or 4%, year over year.

G&A expenses for the full-year 2014 were $101.5 million, which included $8.5 million of merger and integration related costs, as compared to $98.9 million in 2013, which included $11.8 million of merger, integration and restatement related costs. Adjusted G&A expenses for 2014 were $92.1 million as compared to $87.2 million in 2013, an increase of 6% largely due to increases in compensation and benefit costs, including increased costs due to an update to the mortality tables supporting certain deferred compensation arrangements.

On an underlying basis, which eliminates non-comparable year-over-year items, EBITDA was $75.5 million in 2014, compared with $74.1 million on the same basis in 2013.

Earnings per share for 2014 was $1.03 on a reportable basis as compared with $0.54 per share in 2013. On an adjusted basis, earnings per share was $0.86 as compared to the guidance range of $0.77 to $0.87 per share. While the impact of the income tax benefit from the reversal of valuation allowances for deferred tax assets was excluded from adjusted EPS, the Company did benefit from a reduction in its effective tax rate.

Free cash flow for the 2014 full year was $33.6 million after $3.8 million of cash used for non-routine structural and other repairs. Adjusted free cash flow before non-routine structural and other repairs was $37.4 million, in line with the Company's expectation of between $35 and $40 million.

Outlook

For 2015, the Company expects adjusted EBITDA in the range of $83 million to $87 million and adjusted earnings per share in the range of $0.93 to $1.03. Adjusted EBITDA and adjusted earnings per share will continue to exclude non-routine items including, but not limited to, restructuring costs, asset sales, changes in valuation allowances for deferred tax assets, and ongoing costs related to non-routine structural and other repairs. Free cash flow, adjusted for non-routine structural and other repairs, is expected to be in the range of $30 million to $36 million. The Company expects its cash taxes will be significantly higher in 2015 than in 2014 by as much as $16 million or more, which will offset strong operating cash flow.

Taking a longer term view, assuming reasonable stability in general economic conditions, the Company expects to achieve adjusted EBITDA of $100 million for fiscal 2017 and to make significant progress toward that goal by fiscal 2016 through continued gross profit growth coupled with cost reductions.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on March 5, 2015, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 24,000 employees. Its SP+ Parking, Standard Parking and Central Parking brands operate approximately 4,200 parking facilities with over 2 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: costs of non-routine structural and other repairs incurred by the Company under leases acquired in the Central Merger; adverse litigation judgments or settlements, including a dispute with Central's former stockholders; intense competition; risks associated with management contracts and leases; information technology disruption, cyber attacks, cyber terrorism and security breaches; breach of credit facility terms, which may restrict borrowing, require penalty payments or accelerate payment of the Company's substantial indebtedness; the impact of public and private regulations; deterioration of general economic and business conditions or changes in demographic trends; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; negative or unexpected tax events; risks associated with joint ventures; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; adverse weather conditions that reduce gross profit; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit excluding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and including gross profit contributed to Parkmobile (also referred to as adjusted gross profit); general and administrative expenses excluding merger and integration related costs and costs incurred related to the Parkmobile and another venture net of costs contributed to Parkmobile (also referred to as adjusted G&A); net income and net income per share attributable to SP Plus excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, presenting net income as if the Parkmobile transaction had not occurred, and eliminating the reversal of valuation allowances for deferred tax assets (also referred to as adjusted net income attributable to SP Plus and adjusted EPS); EBITDA and EBITDA excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, and presenting gross profit and G&A as if the Parkmobile transaction had not occurred (also referred to as adjusted EBITDA); and free cash flow and free cash flow excluding cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow). Adjusted gross profit and adjusted EBITDA have been further adjusted to exclude for the net accretion on acquired lease contract rights, net asset sales and proceeds from the settlement of the Hurricane Sandy insurance claim to get to underlying gross profit and underlying EBITDA. No further adjustments were made to adjusted G&A.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process.The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted and underlying gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted and underlying EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

Adjusted gross profit and adjusted G&A are non-GAAP financial measures of gross profit and G&A expenses, respectively, excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, and presenting gross profit and G&A as if the Parkmobile transaction had not occurred. Underlying gross profit also excludes the net accretion on acquired lease contract rights, net asset sales and proceeds from the settlement of the Hurricane Sandy insurance claim. The Company believes these financial measures provide useful information regarding the underlying operating performance of the Company and improve comparability of financial results. Adjusted net income attributable to SP Plus and adjusted EPS (including in the Company guidance for 2014) are non-GAAP financial measures of net income attributable to SP Plus and EPS excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, presenting net income as if the Parkmobile transaction had not occurred, and eliminating the reversal of valuation allowances for deferred tax assets. The Company believes its presentation of these financial measures improves comparability of financial results.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in an unconsolidated entity. Adjusted EBITDA further adjusts EBITDA by excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases, and presenting gross profit and G&A as if the Parkmobile transaction had not occurred. There are additional adjustments to reconcile to underlying EBITDA which eliminates non-comparable year-over-year items.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases. The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP PLUS CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$18,196	$23,158
Notes and accounts receivable, net	109,287	115,126
Prepaid expenses and other	17,776	20,645
Deferred taxes	10,992	10,317
Total current assets	156,251	169,246
Leasehold improvements, equipment, land and construction in progress, net	42,784	44,885
Other assets:
Advances and deposits	6,693	7,149
Other intangible assets, net	91,028	106,222
Favorable acquired lease contracts	48,268	60,034
Equity investments in unconsolidated entities	20,660	8,122
Other assets, net	16,697	16,452
Cost of contracts, net	10,481	10,762
Goodwill	432,888	439,503
	626,715	648,244
Total assets	$825,750	$862,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$106,519	$115,493
Accrued rent	22,130	17,397
Compensation and payroll withholdings	21,970	28,955
Property, payroll and other taxes	11,719	11,803
Accrued insurance	21,980	23,473
Accrued expenses	26,045	20,722
Current portion of long‑term debt obligations	15,567	24,632
Total current liabilities	225,930	242,475
Deferred taxes	5,814	17,348
Long‑term borrowings, excluding current portion:
Obligations under senior credit facility	236,996	263,457
Other long‑term debt obligations	837	577
	237,833	264,034
Unfavorable acquired lease contracts	61,350	74,130
Other long‑term liabilities	65,011	60,677
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2014 and 2013; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of December 31, 2014, and 2013; 22,127,725 and 21,977,311 shares issued and outstanding as of December 31, 2014, and 2013, respectively	22	22
Additional paid‑in capital	243,867	240,665
Accumulated other comprehensive (loss) income	(205)	118
Accumulated deficit	(14,581)	(37,679)
Total SP Plus Corporation stockholders' equity	229,103	203,126
Noncontrolling interest	709	585
Total equity	229,812	203,711
Total liabilities and stockholders' equity	$825,750	$862,375

SP PLUS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2014	2013	2012
	(In thousands, except for share and per share data)
Parking services revenue:
Lease contracts	$496,624	$489,575	$250,355
Management contracts	338,283	347,346	230,501
	834,907	836,921	480,856
Reimbursed management contract revenue	679,785	629,878	473,082
Total revenue	1,514,692	1,466,799	953,938
Costs and expenses:
Cost of parking services:
Lease contracts	455,660	456,090	231,781
Management contracts	207,911	208,730	141,949
	663,571	664,820	373,730
Reimbursed management contract expense	679,785	629,878	473,082
Total cost of parking services	1,343,356	1,294,698	846,812
Gross profit:
Lease contracts	40,964	33,485	18,574
Management contracts	130,372	138,616	88,552
Total gross profit	171,336	172,101	107,126
General and administrative expenses	101,516	98,931	86,540
Depreciation and amortization	30,349	31,193	13,513
Operating income	39,471	41,977	7,073
Other expense (income):
Interest expense	17,815	19,034	8,616
Interest income	(402)	(643)	(297)
Gain on contribution of a business to an unconsolidated entity	(4,161)	—	—
Equity in losses from investment in unconsolidated entity	283	—	—
Total other expenses (income)	13,535	18,391	8,319
Income (loss) before income taxes	25,936	23,586	(1,246)
Income tax expense (benefit)	(197)	8,821	(3,620)
Net income	26,133	14,765	2,374
Less: Net income attributable to noncontrolling interest	3,035	2,676	1,034
Net income attributable to SP Plus Corporation	$23,098	$12,089	$1,340
Net income per common share:
Basic	$1.05	$0.55	$0.08
Diluted	$1.03	$0.54	$0.08
Weighted average shares outstanding:
Basic	22,009,800	21,902,870	17,179,606
Diluted	22,407,343	22,249,584	17,490,204

SP PLUS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013	2012
	(In thousands, except for share and per share data)
Operating activities:
Net income	$26,133	$14,765	$2,374
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,372	29,595	15,201
Net (accretion) amortization of acquired lease contracts	(1,014)	(4,298)	(609)
(Gain) loss on sale of equipment	(329)	1,597	80
(Gain) loss on sale of equity interest in land	—	(1,191)	—
Amortization of debt issuance costs	1,315	1,402	870
Amortization of original discount on borrowings	1,254	1,284	341
Non‑cash stock‑based compensation	3,267	4,227	2,103
Provision for losses on accounts receivable	745	189	420
Excess tax benefit related to vesting of restricted stock units	65	(198)	(445)
(Gain) on contribution of a business to an unconsolidated entity	(4,161)	—	—
Deferred income taxes	(12,149)	2,741	7,231
Changes in operating assets and liabilities:
Notes and accounts receivable	5,389	(3,817)	(5,995)
Prepaid assets	2,658	7,376	(1,446)
Other assets	(470)	(3,124)	3,981
Accounts payable	(8,974)	(13,541)	9,091
Accrued liabilities	7,528	(2,114)	(21,793)
Net cash provided by operating activities	51,629	34,893	11,404
Investing activities:
Purchase of leasehold improvements and equipment	(13,517)	(15,734)	(5,024)
Proceeds from sale of equipment	940	776	30
Proceeds from sale of equity interest in land	—	2,322	—
Acquisitions of business, net of cash acquired	(40)	—	27,736
Cost of contracts purchased	(2,325)	(361)	(1,172)
Capitalized interest	(17)	(17)	(12)
Contingent payments for businesses acquired	(6)	(347)	(332)
Net cash provided by (used in) investing activities	(14,965)	(13,361)	21,226
Financing activities:
Proceeds from exercise of stock options	—	—	526
Contingent payments for businesses acquired	(1,812)	(542)	(2,073)
Payments on senior credit facility revolver (Senior Credit Facility)	(572,580)	(491,565)	(71,800)
Proceeds from senior credit facility revolver (Senior Credit Facility)	567,980	491,515	72,790
Payment on senior credit facility of Central Parking (related to Central Merger)	—	—	(237,143)
Proceeds from term loan (Senior Credit Facility)/(related to Central Merger)	—	—	250,000
Payments on term loan (Senior Credit Facility)	(32,315)	(22,500)	(5,625)
Net payments on former senior credit facility	—	—	(12,590)
Payment on notes payable	—	(40)	(40)
Proceeds from (payments on) other long‑term borrowings	239	(584)	(687)
Distribution to noncontrolling interest	(2,911)	(2,843)	(874)
Payments of debt issuance costs and original discount on borrowings	—	—	(10,332)
Tax benefit related to vesting of restricted stock units	(65)	198	445
Net cash used in financing activities	(41,464)	(26,361)	(17,403)
Effect of exchange rate changes on cash and cash equivalents	(162)	(463)	3
Increase (decrease) in cash and cash equivalents	(4,962)	(5,292)	15,230
Cash and cash equivalents at beginning of year	23,158	28,450	13,220
Cash and cash equivalents at end of year	$18,196	$23,158	$28,450
Cash paid for:
Interest	$13,899	$16,324	$18,715
Income taxes, net	1,254	1,331	3,651
Non‑cash transactions:
Fair value of shares issued to acquire Central Parking common stock	$—	$—	$140,726

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED AND UNDERLYING GROSS PROFIT, ADJUSTED G&A, ADJUSTED NET INCOME, AND ADJUSTED NET INCOME PER SHARE
(in thousands, except for share and per share data, unaudited)

	Three months ended		Twelve months ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Gross profit
Gross profit, as reported	$44,529	$45,656	$171,336	$172,101
Add: Non-routine structural and other repairs	119	--	1,303	--
Add: Gross profit contributed to Parkmobile	382	--	382	--
Adjusted gross profit	$45,030	$45,656	$173,021	$172,101
Subtract (Add): Net (accretion) amortization of acquired lease contracts	(165)	(1,840)	(1,014)	(4,298)
Subtract: Asset sales, net	--	(1,191)	--	(3,891)
Subtract: Hurricane Sandy settlement	(824)	--	(1,350)	--
Underlying gross profit	$44,041	$42,625	$170,657	$163,912

General and administrative expenses
General and administrative expenses, as reported	$26,331	$23,621	$101,516	$98,931
Subtract: Merger, integration and restatement costs	(3,510)	(2,559)	(8,541)	(11,769)
Add: G&A contributed to Parkmobile	116	--	116	--
Subtract: Parkmobile and other transaction costs	(331)	--	(942)	--
Adjusted G&A	$22,606	$21,062	$92,149	$87,162

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$9,186	$5,161	$23,098	$12,089
Add: Non-routine structural and other repairs, after tax	69	--	756	--
Add: Merger and integration related costs, after tax	2,036	1,484	4,954	6,826
Add: Parkmobile related, after tax	482	--	837	--
Subtract: Reversal of valuation allowances for deferred tax assets	(4,020)	--	(10,379)	--
Adjusted net income attributable to SP Plus	$7,753	$6,645	$19,266	$18,915

Net income per share, as reported
Basic	$0.42	$0.24	$1.05	$0.55
Diluted	$0.41	$0.23	$1.03	$0.54

Adjusted net income per share
Basic	$0.35	$0.30	$0.88	$0.86
Diluted	$0.35	$0.30	$0.86	$0.85

Weighted average shares outstanding
Basic	22,071,706	21,938,377	22,009,800	21,902,870
Diluted	22,451,557	22,319,723	22,407,343	22,249,584

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA AND UNDERLYNG EBITDA
(in thousands, unaudited)

	Three months ended		Twelve months ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net income attributable to SP Plus, as reported	$9,186	$5,161	$23,098	$12,089
Add (subtract):
Income tax provision (benefit)	224	4,462	(197)	8,821
Interest expense, net	3,967	4,317	17,413	18,391
(Gain) on contribution of a business to an unconsolidated entity	(4,161)	--	(4,161)	--
Equity in losses from investment in unconsolidated entity	283	--	283	--
Depreciation and amortization expense	7,826	7,489	30,349	31,193
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$17,325	$21,429	$66,785	$70,494

Add: Non-routine structural and other repairs	119	--	1,303	--
Add: Merger, integration and restatement costs	3,510	2,559	8,541	11,769
Add: Parkmobile related net costs	597	--	1,208	--
Adjusted EBITDA	$21,551	$23,988	$77,837	$82,263

Subtract (Add): Net (accretion) amortization of acquired lease contracts	(165)	(1,840)	(1,014)	(4,298)
Subtract: Asset sales, net	--	(1,191)	--	(3,891)
Subtract: Hurricane Sandy settlement	(824)	--	(1,350)	--
Underlying EBITDA	$20,562	$20,957	$75,473	$74,074

SP PLUS CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating income	$10,372	$14,546	$39,471	$41,977
Depreciation and amortization	7,826	7,489	30,349	31,193
Net (accretion) amortization of acquired lease contracts	(165)	(1,840)	(1,014)	(4,298)
Non-cash stock-based compensation	461	755	3,267	4,227
Income tax (paid), net	(2,891)	(203)	(1,254)	(1,331)
Income attributable to noncontrolling interest	(873)	(606)	(3,035)	(2,676)
Change in operating assets and liabilities	4,101	10,465	(4,389)	(18,083)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(4,058)	(4,478)	(15,865)	(16,459)
Operating cash flow	$14,773	$26,128	$47,530	$34,550
Cash interest paid	(3,234)	(3,859)	(13,899)	(16,324)
Free cash flow (1)	$11,539	$22,269	$33,631	$18,226
plus: Cash used for non-routine structural and other repairs	1,591	--	3,791	--
Adjusted free cash flow	$13,130	$22,269	$37,422	$18,226

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net cash provided by operating activities	$15,838	$24,702	$51,629	$34,893
Net cash used in investing activities	(3,484)	(1,523)	(14,965)	(13,361)
Acquisitions	--	--	40	--
Distribution to noncontrolling interest	(700)	(687)	(2,911)	(2,843)
Effect of exchange rate changes on cash and cash equivalents	(115)	(223)	(162)	(463)
Free cash flow	$11,539	$22,269	$33,631	$18,226

SP PLUS CORPORATION
LOCATION COUNT

	December 31, 2014	December 31, 2013	December 31, 2012
Leased facilities	774	850	939
Managed facilities	3,409	3,393	3,325
Total facilities	4,183	4,243	4,264
CONTACT: VANCE C. JOHNSTON
         Executive Vice President and CFO
         SP Plus Corporation
         (312) 521-8409
         vjohnston@spplus.com